SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 5, 2007

UNITED HERITAGE CORPORATION
(Exact name of Company as specified in Charter)

Utah	0-9997	87-0372864
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

200 North Loraine, Suite 400
Midland, Texas 79701
(Address of Principal Executive Offices)

432-686-2618
(Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2 below).

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13(e)-4(c))

Item 2.04	Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

On November 10, 2006 Sterling Bank (the “Bank”) provided a Waiver, Consent and Forbearance Agreement (the “Waiver Agreement”) to United Heritage Corporation, our wholly-owned subsidiary, UHC New Mexico Corporation, our largest shareholder, Lothian Oil Inc. (“Lothian”) and Lothian’s wholly-owned subsidiaries, Lothian Oil (USA) Inc. and Lothian Oil Texas I, Inc. (collectively referred to in this Current Report as the “Borrowing Parties”.) The Waiver Agreement related to the Amended and Restated Credit Agreement covering a reducing revolving line of credit in the amount of $20,000,000 that the Borrowing Parties signed on June 16, 2006 but which was effective as of March 31, 2006. Lothian was not in compliance with the terms of the Amended and Restated Credit Agreement on September 30, 2006 because it failed to meet the current ratio covenant as of September 30, 2006 and it failed to timely provide to the Bank its financial statements for the periods ended March 31, 2006 and June 30, 2006. Pursuant to the Waiver Agreement, the Bank waived the defaults and agreed to forbear from exercising its remedies under the Amended and Restated Credit Agreement. The Bank also agreed that Lothian would have until December 31, 2006 to comply with the Amended and Restated Credit Agreement.

Lothian was not in compliance with the terms of the Waiver Agreement on the date that it expired.

On February 5, 2007 Lothian, Lothian Oil Texas II, Inc., UHC Petroleum Services Corporation and UHC Petroleum Corporation received a letter from the Bank’s legal representative stating that the Borrowing Parties failed to make a payment of $1,500,000 due on January 31, 2007 pursuant to the Second Amendment (described below in Item 8.01) and declaring the payment failure to be an “Event of Default” under the Amended and Restated Credit Agreement. The letter stated that if the Borrowing Parties failed to make the payment immediately, the Bank reserved the right to exercise its rights and all remedies available to it under the Amended and Restated Credit Agreement, including accelerating all or a portion of the indebtedness due, foreclosing, liquidating or realizing upon all or any portion of the collateral securing the loan and initiating legal proceedings against the Borrowing Parties. If the indebtedness is accelerated, the Borrowing Parties would owe a total of approximately $4,600,000, which includes principal and interest, but does not include the amount of $500,000 due under the outstanding letter of credit, late fees, default interest and other fees and costs incurred by the Bank that may be owed as a result of the default and that may be substantial. The letter also gave notice to the guarantors of the loan, which include Lothian Oil Texas II, Inc., UHC Petroleum Services Corporation and UHC Petroleum Corporation, of the Event of Default. We are currently working with the Bank on the terms of a limited waiver and forbearance agreement that would give us until February 15, 2007 to comply with the terms of the Amended and Restated Credit Agreement, although no final agreement has yet been reached.

Item 8.01	Other Events

On January 12, 2007 the Borrowing Parties came to an agreement with the Bank that was memorialized as the Second Amendment to Amended and Restated Credit Agreement (the “Second Amendment”). The Second Amendment amended the Amended and Restated Credit Agreement and, if entered into, was to be effective as of December 31, 2006.

We informed the Bank that we would sign the Second Amendment on the condition that it be placed in escrow until our board of directors approved it. Our board of directors has not approved the Second Amendment, but the Bank has informed us that it believes that the Second Amendment is enforceable. We are working to resolve this matter with the Bank.

Our largest shareholder, Lothian Oil Inc., has provided us with the funds to operate since November 2005. Lothian may no longer have the ability to fund our operations. We and Lothian are currently looking for other financing but there is no guarantee that financing will be available to us.

Item 9.01	Financial Statements and Exhibits

Exhibit 99.	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 9, 2007

UNITED HERITAGE CORPORATION

By:	/s/ C. Scott Wilson
C. Scott Wilson, Chief Executive Officer